Exhibit 99.1

ANACOR PHARMACEUTICALS ANNOUNCES FDA ACCEPTANCE OF TAVABOROLE NDA FOR FILING

Palo Alto, Calif. – October 1, 2013 – Anacor Pharmaceuticals (NASDAQ:ANAC) announced today that its New Drug Application (NDA) for tavaborole, its drug candidate for the topical treatment of onychomycosis, has been accepted by the U.S. Food and Drug Administration (FDA) indicating that the application is sufficiently complete to permit a substantive review.  The Prescription Drug User Fee Act (PDUFA) V goal date is July 29, 2014.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered seven compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, a topical antifungal for the treatment of onychomycosis, and AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365 an antibiotic for the treatment of infections caused by Gram-negative bacteria.  We have discovered two other compounds that we have out-licensed for further development — one compound for the treatment of an animal health indication that is licensed to Eli Lilly and Company and AN5568, also referred to as SCYX-7158, for human African trypanosomiasis (HAT, or sleeping sickness), which is licensed to Drugs for Neglected Diseases initiative, or DNDi.  We also have a pipeline of other internally discovered topical and systemic boron-based compounds in development. For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to the FDA goal date for Anacor’s product candidate, tavaborole.  These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to the regulatory approval process of new drug candidates. Reference should be made to Anacor’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Anacor’s subsequent Quarterly Reports on Form 10-Q for a more detailed description of such factors. These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

For more information, contact:

DeDe Sheel

Director, Investor Relations and Corporate Communications

Anacor Pharmaceuticals

650.543.7575

dsheel@anacor.com